Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-262105 and 333-270729 on Form S-3 and Registration Statement Nos. 333-262582 and 333-270730 on Form S-8 of our report dated March 29, 2024, relating to the financial statements of BuzzFeed, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.
/s/ Deloitte & Touche LLP

New York, New York
March 29, 2024